U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Pfeffer                          Kevin                  K.
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   (Last)                           (First)             (Middle)


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                                    (Street)


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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     Golden Eagle International Inc.     myng.ob
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3.   IRS Identification Number of Reporting Person, if an entity (voluntary)



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4.   Date of Earliest Transaction (Month/Day/Year)


     4/28/2003
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                             6.
                                                               4.                           5.               Owner-
                                                               Securities Acquired (A) or   Amount of        ship
                                                  3.           Disposed of (D)              Securities       Form:     7.
                                  2A.             Transaction  (Instr. 3, 4 and 5)          Beneficially     Direct    Nature of
                    2.            Deemed Ex-      Code         ---------------------------- Owned Follow-    (D) or    Indirect
1.                  Transaction   ecution Date,   (Instr. 8)             (A)                ing Reported     Indirect  Beneficial
Title of Security   Date (Month/  if any (Month/  ------------ Amount    or     Price       Transaction(s)   (I)       Ownership
(Instr. 3)          Day/Year)     Day/Year)       Code     V             (D)                (Instr. 3 and 4) (Instr.4) (Instr. 4)
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

Common Stock, par   4/28/2003                     P            2,333,333  A     $0.09       18,342,916      D
value $.0001 per
share
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
            2.                                                                                             Deriv-    of
            Conver-                              5.                              7.                        ative     Deriv-  11.
            sion                                 Number of                       Title and Amount          Secur-    ative   Nature
            or                                   Derivative    6.                of Underlying     8.      ities     Secur-  of
            Exer-             3A.       4.       Securities    Date              Securities        Price   Bene-     ity:    In-
            cise     3.       Deemed    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficially  Direct  direct
            Price    Trans-   Execution action   or Disposed   Expiration Date   ----------------  Deriv-  Owned     (D) or  Bene-
1.          of       action   Date, if  Code     of(D)         (Month/Day/Year)            Amount  ative   Following In-     ficial
Title of    Deriv-   Date     any       (Instr.  (Instr. 3,    ----------------            or      Secur-  Reported  direct  Owner-
Derivative  ative    (Month/  (Month/   8)       4 and 5)      Date     Expira-            Number  ity     Trans-    (I)     ship
Security    Secur-   Day/     Day/      ------   ------------  Exer-    tion               of      (Instr. action(s) (Instr. (Instr.
(Instr. 4)  ity      Year)    Year)     Code V    (A)   (D)    cisable  Date     Title     Shares  5)      (Instr.4) 4)      4)
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


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
Explanation of Responses:


       /s/ Kevin K. Pfeffer                                     4/29/2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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